Exhibit 3.3
AMENDMENT
TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SEANERGY MARITIME HOLDINGS CORP. (THE “CORPORATION”)
PURSUANT TO SECTION 90 OF
THE MARSHALL ISLANDS BUSINESS CORPORATION ACT
     I, Dale Ploughman, the Chief Executive Officer of the Corporation, for the purpose of amending the Amended and Restated Articles of Incorporation of the Corporation, hereby certify:
1.	The name of the Corporation is: Seanergy Maritime Holdings Corp.

2.	The Articles of Incorporation were filed with the Registrar of Corporations as of the 4th day of January, 2008, and were amended and restated in their entirety as of the 11th day of July, 2008.

3.	Paragraph FOURTH of the Articles of Incorporation is deleted in its entirety and replaced with the following:

“FOURTH: The aggregate number of shares of capital stock that the Corporation shall have the authority to issue is two hundred and one million (201,000,000) consisting of the following:
(1) two hundred million (200,000,000) registered shares of common stock with a par value of US $0.0001 per share.
(2) one million (1,000,000) registered preferred shares with a par value of US $0.0001 per share. The Board of Directors (the “Board”) is expressly granted the authority to issue preferred shares and to establish such series of preferred shares and with such designations, preferences and relative participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolutions providing for the issue of such preferred shares and without further vote or action by the shareholders.”
4.	All of the other provisions of the Amended and Restated Articles of Incorporation, as amended, shall remain unchanged.

5.	This Amendment to the Amended and Restated Articles of Incorporation was approved by vote of the holders of a majority of all outstanding shares of the Corporation with a right to vote at the annual meeting of the shareholders of the Corporation held on July 16, 2009.
     IN WITNESS WHEREOF, I have executed this Second Amendment to the Amended and Restated Articles of Incorporation on this 17th day of July, 2009

Dale Ploughman, Chief Executive Officer